Exhibit 99





Media Contacts:
Doug Bartels
(Office)  (208) 384-6508
(Home)    (208) 338-6895

Investor Contact:
Vincent Hannity
(Office)  (208) 384-6390
(Home)    (208) 345-8141


FOR IMMEDIATE RELEASE:  September 16, 1999


           BOISE CASCADE COMPLETES ACQUISITION OF FURMAN LUMBER


     BOISE, Idaho -- Boise Cascade Corporation (NYSE:BCC) announced today that it has completed the acquisition of Furman Lumber, Inc., a privately held building materials distributor. The acquisition of Furman Lumber adds 12 regional distribution centers located in Eastern, Midwestern, and Southern states to Boise Cascade's existing 16 building materials centers located primarily in the Western half of the nation. The merged distribution operations will make Boise Cascade a national distributor of a variety of commodity and value-added building products. Financial terms of the transaction were not disclosed.

     "We are proud to have Furman as part of Boise Cascade's expanding building materials distribution system," said Stan Bell, vice president for Boise Cascade's Building Materials Distribution Division. "Adding Furman's expertise and distribution centers allows us to serve a growing number of customers on a nationwide basis."

     Furman Lumber, founded in 1956 and headquartered in Billerica, Massachusetts, recorded 1999 fiscal year sales of $574 million. The company sells a wide selection of commodity and value-added wood products to retail lumber dealers, home improvement retailers, and industrial customers.

     Boise Cascade's Building Materials Distribution Division sells a full line of building supplies to retail lumber dealers, home improvement retailers, and industrial customers. The division's building materials distribution centers sell a significant portion of Boise Cascade's wood products production. Sales for this division have grown 44% since 1995, with 1998 sales of $861 million.

     Boise Cascade Corporation, headquartered in Boise, Idaho, is a major distributor of office products and building materials and an integrated manufacturer and distributor of paper and wood products. The company also owns and manages over 2 million acres of timberland in the United States. Boise Cascade had sales of $6.2 billion in 1998. Boise Cascade's web site is at www.bc.com, and Furman's is at www.furmanlumber.com.